Filed Pursuant to Rule 424(b)(1)
Registration No. 333-146514
DATED: NOVEMBER 7, 2007

PROSPECTUS

VOICESERVE, INC.
3,979,600 SHARES OF
COMMON STOCK

This prospectus relates to the resale of up to 2,335,550 shares of our Common Stock, par value $.001 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess” or the “Selling Securityholder”) and 1,644,050 shares of our common stock owned by two existing stockholders, collectively the "selling securityholders". The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “VSRV.” As of October 1, 2007 the Company’s shares closing bid price was $1.00.

THIS COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: November 7, 2007

i

ABOUT OUR COMPANY

Voiceserve, Inc. (formerly known as 4306, Inc.) was incorporated on December 9, 2005, under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Prior to February 20, 2007, we had been in the developmental stage since inception and had no operations to date other than issuing shares to our original shareholder.

On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited. Pursuant to the Agreement, Voiceserve Limited became our wholly owned subsidiary. Now through Voiceserve Limited, we are a development stage company. Pursuant to this Agreement, we changed our name to Voiceserve, Inc.

On September 28, 2007, Voiceserve, Inc. (“Voiceserve”) entered into a non-binding term sheet with VoipSwitch, Inc. (“VoipSwitch”) for the proposed acquisition of all ordinary shares that have been issued by VoipSwitch.

Pursuant to the proposed term sheet, Voiceserve shall acquire the entire issued share capital of VoipSwitch for a consideration price of U.S. $3,000,000.  The non-binding term sheet is subject to the following conditions: (i) the completion of satisfactory due diligence of VoipSwitch; (ii) confirmation that the net profit figure for VoipSwitch for the year 2006 was not less than U.S. $450,000; (iii) there is no material change or trading position of VoipSwitch; (iv) all issued shares are free and clear of any and all encumbrances; (v) the transfer of all assets and intellectual property to Voiceserve; and (vi) the entry of a fully binding definitive share purchase agreement.

VoipSwitch has agreed to permit Voiceserve and its professional advisors to have full access to the books and records of VoipSwitch to enable the due diligence and audit process to be completed and Voiceserve agreed to sign any reasonable confidentiality assurances required by VoipSwitch.

Despite this non-binding term sheet, there is no assurance that Voiceserve and VoipSwitch will be able to conclude and enter into a definitive share acquisition agreement.

We are located in London, England and we develop easy-to-use features for callers to communicate in more ways, more affordably and with better sound quality than ever before. Our software allows us to offer global consumers, superior-quality voice calls over the Internet and from mobile phones. Superior sound quality, nearly limitless growth capability and low barriers to entry, are positive features of our business model. To benefit from our calls, users need simply to purchase any of our products ranging from the SIM to the USB handset. We are cross-compatible for a wide range of different computer platforms and devices including Windows, and Pocket PC and most Mobile phones. Our users enjoy unlimited mobility and can log in to their own account and access their contact list from any laptop, PocketPC or PDA worldwide.

Our objective is to market the products and service and to offer it worldwide under the “Voiceserve” brand name.

We expect to derive our revenue from the sale of our products and services.  Voiceserve has begun generating revenues through exchanging wholesale minutes. Call shop operators in the UK and beyond, subscribing to the reseller program are contributing to the monthly revenues. Voiceserve’s Voicesim GSM  card, a sim card one inserts into a mobile phone enables travelers and students to connect and be connected whilst roaming different continents at competitive rates. Consumers will purchase the SIM Card, which is compatible with most mobile phones on the open market across the globe. When the phone is purchased, the client simply had to ensure that the seller has made the unit accessible to all sim cards, and not exclusively the sim supplied by his local supplier. Voiceserve’s sim provides savings for both incoming and outgoing calls while roaming in most countries. Variations of these services will compete in the Retail, Small-Medium Enterprise, and Large Enterprise, markets.

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

The Offering

Common Shares Outstanding
Prior to Offering
Common Stock, $.001 par value	23,477,425

Common Stock Offered by Selling
Securityholders	3,979,600

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Securityholders of shares in this offering, except upon drawdowns made pursuant to the equity line.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	VRSV

Executive Offices	Currently, our executive offices are located at 369 Burnt Oak Broadway, Edgware, Middlesex HA8 5AW, and our telephone number is 44 208 136 6000.

Transaction Summary

Transaction with Dutchess Private Equities Fund LTD.

On August 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities (the “Investor”).  On September 27, 2007, we amended the Investment Agreement (the “Agreement”) to remove the provision concerning our right to withdrawal. Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the Common Stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 2,335,550 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date.

SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended March 31, 2007 and 2006 are derived from our audited financial statements.   The statement of operations and balance sheet data for the three months ended June 30, 2007 and 2006 are derived from our unaudited financial statements.

	Three Months ended June 30, 2007	Year ended March 31, 2007	Year ended March 31, 2006
	(Unaudited)	(audited)	(audited)
STATEMENT OF OPERATIONS
Revenues	$77,032	$152,965	$329,496
Total Operating Expenses	86,884	183,508	251,295
Net Loss	(9,852)	(30,543)	78,201

	As of June 31, 2007	As of March 31, 2007
	(Unaudited)	(audited)
BALANCE SHEET DATA

Cash	$227,909	$210,451
Total Assets	306,907	295,389
Total Liabilities	94,940	312,068
Stockholders’ Deficiency	211,967	(16,679)

WHERE CAN YOU FIND US

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus before investing in our common stock. If any of the following risks occur, our business operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our”, or “us” refer to the Company and not the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Delaware in 2005. Our subsidiary, Voiceserve Limited was incorporated in the United Kingdom on March 21, 2002. We have no significant assets, financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate.

Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On August 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities (the “Investor”).  On September 27, 2007, we amended the Investment Agreement (the “Agreement”) to remove the provision concerning our right to withdrawal.  Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the Common Stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering 2,335,550 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date.

DUTCHESS PRIVATE EQUITIES FUND, LTD. WILL PAY LESS THEN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Investment Agreement will be purchased at the seven percent (7%) discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our “put” right. Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR FUTURE SUCCESS IS DEPENDANT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF ALEXANDER ELLINSON, MICHAEL BIBELMAN, AARON SANDLER, AND MIKE OTTIE, OUR EXECUTIVE OFFICERS AND DIRECTORS.

We are presently dependant to a great extent upon the experience, abilities and continued services of Alexander Ellinson, Michael Bibleman, Aaron Sandler, and Mike Ottie, our executive officers and directors. The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;

o	Receive the purchaser’s written consent to the transaction; and

o	Provide certain written disclosures to the purchaser.

USE OF PROCEEDS

The selling shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. However, whenever Dutchess sells share issued under the equity line we will have received proceeds when we originally put such shares to the Investor. The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses.

SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock by the selling securityholders listed below. The selling securityholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholders, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholders in connection with the sales of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by each of the selling securityholders named below and as adjusted to give effect to the sales of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information.

The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling securityholders have never held any position or office with us, nor are any of the selling securityholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd. (2)	2,335,550	2,335,550	0
Pinchas Stefansky	310,714	213,750	96,964	(3)
Ansgar Felbar	1,499,000	1,430,300	68,700	(3)

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.
(3)	These shares beneficially owned were registered in a registration statement on form SB-2 deemed effective on July 17, 2007.

Transaction with Dutchess Private Equities Fund LTD.

On August 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities (the “Investor”).  On September 27, 2007, we amended the Investment Agreement (the “Agreement”) to remove the provision concerning our right to withdrawal.  Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the Common Stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering 2,335,550 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. The Agreement does not impose any penalties on us for failure to meet either the 15 day or the 90 day obligation, however, we shall endeavor to meet both such deadlines

PLAN OF DISTRIBUTION

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is traded on the over-the-counter market on the OTC Bulletin Board under the symbol “VSRV.”

The shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales;
o	transactions involving cross or block trades on any securities or market where our common stock is trading;
o	through direct sales to purchasers or sales effected through agents;
o	short sales after this registration statement becomes effective;
o	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
o	Privately negotiated transactions;
o	Broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;
o	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise); or
o	any combination of the foregoing.

The selling securityholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling securityholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholders. The selling securityholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

 The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective age’s as of October 1, 2007 are as follows:

Alexander Ellinson	42	Chairman of the Board of Directors & President
Michael Bibelman	37	Chief Executive Officer and Director
Aron Sandler	37	Chief Financial Officer and Director
Mike Ottie	39	Chief Operational Officer and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

MR. ALEXANDER ELLINSON, CHAIRMAN OF THE BOARD OF DIRECTORS & PRESIDENT.
Co- founder of Voiceserve Limited has been involved in telecommunications since 1994. Having completed his studies in the summer of 1989, Mr. Ellinson became the senior Manager at Le Galerie Versailles Antique Auctioneers in Belgium. Mr. Ellinson's corporate telecommunication experience was gained after he became an Independent Marketing agent for the former stock quoted company Viatel Inc. He achieved major contracts with blue chip companies in both Holland and Germany. In 1996 Mr. Ellinson relocated from Europe to the United Kingdom where he became involved with the corporate infrastructure of Ambro International. In March 2002 Mr. Ellinson co-founded Voiceserve Limited with the goal of developing VOIP technology and offering a complete solution to end users.

MR. MICHAEL BIBELMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Co-founder of Voiceserve Limited has been involved in telecommunications since 1994. Having completed his studies in the summer of 1994, Mr. Bibelman acquired his marketing telecommunication skills after becoming an independent reseller for the former stock quoted company Viatel Inc. Mr. Bibelman achieved contracts with major Belgium and United Kingdom calling card distributors. In 1996 he joined Ambro International bringing his amassed calling card experience from Viatel and introduced the United Kingdom and Scotland telecommunications market with the famous “Big Talk” calling card.  In March 2002 Mr. Bibelman co-founded Voiceserve Limited with the goal of developing VOIP technology and offering a complete solution to end users.

MR. ARON SANDLER, CHIEF FINANCIAL OFFICER AND DIRECTOR.
Joined Voiceserve Limited in September 2005, investing funds to complete its development of its VOIP products. Mr. Sandler a well known entrepreneur from the North East of England amassed his wealth having developed a very large real estate portfolio in the United Kingdom. His experience in real estate encompasses the development of both residential and commercial properties.  Following Voiceserve Limited's successful launch of its complete range of products Mr. Sandler has taken an active role in the Company.

MR. MIKE OTTIE, CHIEF OPERATIONAL OFFICER AND DIRECTOR.
Co-founding director of Voiceserve Limited has been involved in the telecommunications since August 1997. Having completed an accounting degree in July 1992, Mr. Ottie proceeded to acquire knowledge in computer and electronic systems. In August 1997 Mr. Ottie was appointed senior computer and switching engineer for Econophone UK. During September 2000 he became Chief Switching and Billing Manager for Ambro International, a United Kingdom telecom company which offered reduced rates to business and residential users. In March 2002 Mr. Ottie became the co-founder of Voiceserve Limited, with the goal of developing VOIP technology and offering a complete solution to end users.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

CERTAIN LEGAL PROCEEDINGS

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five (5) years.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and are required to furnish copies to the Company. During 2006, Form 3’s were filed by each officer, director and 10% or greater shareholder. To the best of the Company’s knowledge, no other reports are required to be filed.

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer. The Code of Ethics was filed with our form 10-KSB for the year end March 31, 2007 as Exhibit 14 (SEC File No. 000-51877).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning stock ownership of all persons known by us as of October 1, 2007 to own beneficially five percent (5%) or more of the outstanding Common Stock, each director and certain executive officers and directors as a group, and as adjusted to reflect the sale of the total amount of Shares offered hereby.

Name and Address	Number of Common Shares Beneficially Owned(2)	Percent of Class
Aron Sandler (1)	5,000,000	21.47%
Alexander Ellinson (1)(3)	3,375,000	14.50%
Michael Bibelman (1)(4)	3,375,000	14.50%
Mike Ottie (1)	4,500,000	19.32%
Daphne Arnstein (3)	1,125,000	4.83%
Rachel Weisbart (4)	1,125,000	4.83%
Ansgar Felbar	1,499,000	6.44%
All directors and executive officers as a group (4 in number)	16,250,000	69.78%

(1)	The person listed is an officer and/or director of the Company.
(2)	Based on 23,277,425 shares of common stock issued and outstanding as of October 1, 2007.
(3)	Daphne Arnstein is the wife of Alexander Ellinson, and therefore Alexander Ellinson is deemed to own Daphne Arnstein’s 1,125,000 shares in addition to his 3,375,000 shares.
(4)	Rachel Weisbart is the wife of Michael Bibelman, and therefore Michael Bibelman is deemed to own Rachel Weisbart’s 1,125,000 shares in addition to his 3,375,000 shares.

ITEM 12.                      DESCRIPTION OF SECURITIES

General

Our original articles of incorporation authorized 100,000,000 shares of common stock at a par value of $0.001 per share and 100,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of October 1, 2007, 23,277,425 shares of common stock are issued and outstanding and held by thirty-five (35) shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 100,000,000 shares of preferred stock with a par value of $.001 per share. As of October 1, 2007, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Michael T. Studer, CPA, P.C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on December 9, 2005 in the State of Delaware and 100,000 shares were issued to Michael Raleigh. On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve, Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited for 20,000,000 shares issued to the Voiceserve Limited shareholders. Pursuant to the Agreement, Voiceserve Limited became our wholly owned subsidiary and we changed our name to Voiceserve, Inc.

DESCRIPTION OF BUSINESS

General

4306, Inc. was incorporated on December 9, 2005 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We have been in the developmental stage since inception and have no operations to date other than issuing shares to our original shareholder.

On February 20, 2007, the Company entered into a share exchange agreement with Voiceserve Limited, a United Kingdom corporation with its principal place of business located at Cavendish House, 369 Burnt Oak Broadway, Edgware, Middlesex HA8 5AW and the shareholders of Voiceserve Limited. The Agreement provides for the acquisition of Voiceserve by the Company, whereby Voiceserve became a wholly owned subsidiary of the Company.

On February 20, 2007, we acquired all of the outstanding capital stock of Voiceserve in exchange for the issuance of 20,000,000 shares of 4306, Inc. common stock to the Voiceserve shareholders.  In addition, the shareholders of Voiceserve, agreed to cancel their 100,000 shares of the outstanding common stock of 4306, Inc.  Based upon same, Voiceserve became our wholly-owned subsidiary. Following the merger, we operate our business through our wholly-owned subsidiary, Voiceserve Limited, which is engaged in the global telecommunications industry.  We changed our name to Voiceserve, Inc. to reflect our new business plan.

Overview

We were founded December 9, 2005 by Michael Raleigh. On February 20, 2007, pursuant to a share exchange agreement, Voiceserve Limited, a United Kingdom Corporation founded in 2002, became our wholly owned subsidiary. Voiceserve Limited is a global internet communications company that makes it possible for anyone with an internet connection to make free high quality voice calls over the internet. Following the merger, we adopted Voiceserve Limited’s business plan, and will be conducting business as a global internet communications company. We have changed our name to Voiceserve, Inc., to better reflect our new business plan.

Voiceserve Limited was founded in March 2002 by Michael Bibelman, Alexander Ellinson and Mike Ottie. The founders have over 15 years of experience in the telecommunications industry. They worked as independent resellers of calling cards creating markets in Europe and third world countries transmitting the calls via universal 0800 numbers. Their career began in 1991 when the founders of Econophone Inc. (“Econophone”) came to Europe looking for agents to market international “call-back” and calling cards. Econophone had developed a “call-back” and alternative direct service.

By being independent agents our founders discovered a huge potential in the market for pre-paid calling cards that did not need to be physically put into the slot of a pay phone. The pre-paid card had an access number accompanied with a pin number. Our founders helped Econophone develop and enhance this feature. Moreover, our founders were one of the first groups in the industry to market such a product in Europe. Our founders introduced amongst the many famous European distributors to market such a product, the Audax Group (“Audax”) based in Holland with an annual turnover in excess of 850 million Euros. Through the Audax distribution channels, cards were marketed throughout the Benelux. Our founders were also instrumental in aiding Econophone LLC in its transformation from a privately held company to one listed on the New York Stock Exchange, known thereafter as Viatel. Once Viatel was listed on the New York Stock Exchange our founders independently set up their own ISDN and VOIP platforms with the intention of developing and bringing the world of telecoms into its next stage-a complete solution in one.

Voiceserve allows subscribers to converse nationally and internationally at huge discounts in comparison to local telephone providers. Voiceserve’s ace is the penetration into the Roaming mobile market which is a product currently facing very limited competition. Voiceserve is revolutionizing the telecom industry by linking Mobile Networks to Voice Over Internet Protocols (“VOIP”). Voiceserve intends to compete against established alternative voice communication providers and independent VOIP service providers.

For reference, a VOIP user means a client that interconnects to the Voiceserve exchange via the Internet. Connection can be made via an ADSL line or wireless connection. Voiceserve has its advanced and highly sophisticated exchange based in the United Kingdom. It is interconnected with numerous carriers enabling the end user to enjoy inexpensive and high quality telephone conversations.

When connecting via VOIP, location is irrelevant. Once the client has downloaded the software onto his computer (lap top or desk top) or ATA router, the clients computer is linked to Voiceserve’s exchange via the local internet provider. The software downloaded requires the client to enter his/hers subscriber username and password, details of which are supplied on purchase of the subscription. This information is the computers identity with Voiceserves Exchange.

The advantages of a VOIP telephone link are numerous. First and foremost the subscriber saves on the regular Bell monthly charges. It also enables the client to take his/hers telephone link with them to foreign soils and still be connected with the same number. The client can for example hook up in the airport lounge, in flight or in the hotel lobby or room and be connected and in touch worldwide with the capacity to make calls at dramatically reduced rates. The subscriber can equally receive call irrespective of his/her location. A registered Voiceserve VOIP subscriber, on completion of his subscription will receive a local number and a Virtual telephone number. The local number can be accessed from any telephone globally, whereas the virtual number is identified to the users account, and can only be accessed via a fellow Voiceserve network registered user.

For the end user the aim is to access Voiceserve’s exchange in order to achieve the major savings. Above was mentioned access via the Internet. The exchange can alternatively be accessed by dialing a local number. Voiceserve has in most major cities globally access numbers which once dialed, play the message “please enter your account number”. After entering the details (received with subscription) the client may continue with the corresponding call as long as there is still credit on the account. Should the dialer wish to contact a VOIP connected virtual number he simply needs to dial the virtual number. Because the client is now within Voiceserve’s network this call can be linked.

Voiceserve has added its SIM card to its telecommunication features and products. The SIM is inserted into the handset in the same principle as SIM cards provided by all the main mobile phone operators. The sim acts as an alternative to the mobile phone operators monopoly. It links the end user to Voiceserve’s exchange. Calls are made by sending an SMS with the final destination number. Voiceserve’s network links the calls by calling back the client to the country where he is located, and calls simultaneously the desired destination number. Automatically the identity and permitted credit is verified.

The final destination number is dialed by the Exchange. The client is connected Nationally, Internationally and to other Mobile phone operators at highly reduced rates. But the sim has one more major advantage, it allows the rightful owner to dial the Virtual Internal Number of his fellow subscriber thereby linking the two parties at the cost of a local call.

What is almost exclusive with regard to the Voiceserve SIM is the fact that each SIM can be accompanied by a local number. For example, a British Citizen, can have a local UK land line number registered to this SIM. Once the SIM owner and holder travels abroad he can be accessed easily by family and business associates at no extra cost to the parties trying to be in touch. The SIM holder has the convenience of always being accessible on the same number, without compromising on exorbitant inbound roaming charges. Voiceserve SIM covers well over one hundred countries.

As with all Voiceserve’s products Call Data Records can be viewed instantly online. Credit can be added on line as well.

With Internet connectivity becoming more popular and global media enhancing awareness, Voiceserve intends to offer the end user its full range of products packaged all in one.

Development

Voiceserve is currently working on adding additional features to the roaming sim, including the possibility of Voicemail and sending text messages between users.

Voiceserve intends in the latter quarter of 2007 to add the possibility of accessing the Voiceserve network via direct dial. Such a feature will open another channel within Voiceserve products. Clients will be able to access the Voiceserve network via a direct number. When the clients arrives at any of the selected destinations with the access number capability, by simply dialing the number, a prompt requesting the clients pass code will enable follow on  phone calls. The access number can be dialed either from a mobile, payphone or land line.

Financing

Voiceserve is headquartered in London. To support its growth and in recognition of global opportunity, Voiceserve plans on forming partnerships and franchises in various countries and is looking to raise funds to partly subsidize its expansion. Funds raised will be used to launch a respectable advertising campaign globally. Voiceserve also plans on employing selected experienced direct marketing personnel to target the international business community.  Funds will also be used to expand the Voiceserve network in anticipation of the increased traffic.

Production

All of our main products have been fully developed and marketing has commenced on a small scale. We generate revenue not only from the sale of our large variety of products but also by being a service provider.

Voiceserve’s revenue stream will be from the following products:

1) Call Shop VOIP:- Revenues generated from sales of minutes through calling shops. The shops enable passers by to call overseas. The calling shops are interconnected to Voiceserve via the Internet. Voiceserve supplies each shop with a sophisticated reseller program enabling the shop to instantly determine its profitability.

2)Wholesale International Minutes- Being interconnected to numerous telecom carriers, Voiceserve has the capacity to offer smaller resellers International, National and mobile minutes at very keen competitive tariffs. The resellers can hook up and be connected to Voiceserve’s network via VOIP, thus enabling them to pre-pay and purchase the minutes to the specified destinations.

3)Business- Residential VOIP minutes:- Being connected to an Internet connection, enables end users to utilize Voiceserve minutes at highly reduced rates irrespective of the global origination of the call.

4) Roaming SIM:- The traveler whilst visiting abroad can be accessed conveniently at reduced costs, and likewise can make outbound calls with tremendous reductions.

To increase and enhance its client base Voiceserve has created four sales channels: 1) Via Retailers: Sale of its newly developed SIM card inserted into mobile phones, 2) Via Resellers: An attraction for wholesale and retail distributors alike, to get commission on calls made via their clientele, 3) Via Internet: Advertising with Banner Promotions, 4) Via Advertising: Placing adverts in local and National Press.

Revenue Sources

We expect to derive revenue from the sale of Voiceserve products and services. Voicesim’s GSM SIM card, our latest product, allows for telephone communication from 120 countries at highly reduced tariffs eradicating the exorbitant roaming charges. Consumers will purchase the SIM Card, which is compatible with most mobile phones.

This provides massive savings for both incoming & outgoing calls while roaming in most countries, and a wealth of features not offered by traditional mobile operators. Variations of these services will compete in the Retail, Small-Medium Enterprise, and Large Enterprise, markets.

The main features offered through Voiceserve Networks are:

●  Save up to 85% on calls from most and to most international destinations.
●  Receive calls in most of Europe for minimal cost.
●  One Mobile SIM card works in over 120 countries.
●  Make and receive calls from all over the world.
●  Have a local UK Geographic number associated with the SIM.
●  At the touch of a button check the balance of your account.
●  Add airtime minutes whenever you want

Additional sources of revenues will be generated from wholesale minutes, residential and business VOIP users.

Management’s Discussion and Analysis or Plan of Operation

Overview

We were founded December 9, 2005 by Michael Raleigh. On February 20, 2007, pursuant to a share exchange agreement, Voiceserve Limited, a United Kingdom Corporation founded in 2002, became our wholly owned subsidiary. Voiceserve Limited is a global internet communications company that makes it possible for anyone with an internet connection to make free high quality voice calls over the internet. Following the merger, we adopted Voiceserve Limited’s business plan, and will be conducting business as a global internet communications company. We have changed our name to Voiceserve, Inc., to better reflect our new business plan.

Voiceserve Limited was founded in March 2002 by Michael Bibelman, Alexander Ellinson and Mike Ottie. The founders have over 15 years of experience in the telecommunications industry. They worked as independent resellers of calling cards creating markets in Europe and third world countries transmitting the calls via universal 0800 numbers. Their career began in 1991 when the founders of Econophone Inc. (“Econophone”) came to Europe looking for agents to market international “call-back” and calling cards. Econophone had developed a “call-back” and alternative direct service. By being independent agents our founders discovered a huge potential in the market for pre-paid calling cards that did not need to be physically put into the slot of a pay phone. The pre-paid card had an access number accompanied with a pin number. Our founders helped Econophone develop and enhance this feature. Moreover, our founders were one of the first groups in the industry to market such a product in Europe. Our founders introduced amongst the many famous European distributors to market such a product, the Audax Group (“Audax”) based in Holland with an annual turnover in excess of 850 million Euros. Through the Audax distribution channels, cards were marketed throughout the Benelux. Our founders were also instrumental in aiding Econophone LLC in its transformation from a privately held company to one listed on the New York Stock Exchange, known thereafter as Viatel. Once Viatel was listed on the New York Stock Exchange our founders independently set up their own ISDN and VOIP platforms with the intention of developing and bringing the world of telecoms into its next stage-a complete solution in one.

On September 28, 2007, Voiceserve, Inc. entered into a non-binding term sheet with VoipSwitch, Inc. (“VoipSwitch”) for the proposed acquisition of all ordinary shares that have been issued by VoipSwitch.

Pursuant to the proposed term sheet, Voiceserve shall acquire the entire issued share capital of VoipSwitch for a consideration price of U.S. $3,000,000.  The non-binding term sheet is subject to the following conditions: (i) the completion of satisfactory due diligence of VoipSwitch; (ii) confirmation that the net profit figure for VoipSwitch for the year 2006 was not less than U.S. $450,000; (iii) there is no material change or trading position of VoipSwitch; (iv) all issued shares are free and clear of any and all encumbrances; (v) the transfer of all assets and intellectual property to Voiceserve; and (vi) the entry of a fully binding definitive share purchase agreement.

VoipSwitch has agreed to permit Voiceserve and its professional advisors to have full access to the books and records of VoipSwitch to enable the due diligence and audit process to be completed and Voiceserve agreed to sign any reasonable confidentiality assurances required by VoipSwitch.

Despite this non-binding term sheet, there is no assurance that Voiceserve and VoipSwitch will be able to conclude and enter into a definitive share acquisition agreement.

The foregoing summary does not propose to be a complete statement of the parties’ rights and obligations under the non-binding term sheet.  In the event the description above differs from the actual terms of the non-binding term sheet, the non-binding term sheet shall govern.

VoipSwitch is a platform that allows implementing various types of Voice Over the Internet Protocol (VOIP) services, with retaining shared, uniform management interface. The feature that distinguishes this platform is the implementation of an integrated, embedded billing system that cooperates with SQL - MS SQL or MySQL databases' servers. This solution results in the simplicity of preparing the system, by the operator, to be fully functional for providing services and also for administrating it in the future. VoipSwitch's software consists of the following modules:

-   VoipSwitch manager - the main part of the application. It allows monitoring the whole incoming traffic. Apart from the current connection status and the type of logged in clients, it also presents a number of additional information on the processes that are taking place.

-   VoipSwitch Config - management interface. It is a tool for configuring the whole system. It has a number of features that allows managing clients’ billing and analyzing traffic information, based on the statistical data.

- Web CDR - the module that allows clients to check their current account status and the history of the calls made. There is a possibility of exporting data to the file from this level.

- PC to Phone Client - softphone based on the g723.1 codec.

- Webphone - softphone that can be initiated directly from the website.

- Callback Client - client's software that allows to initiate calls between two telephones.

- Webcallback - client's callback version that is initiated directly from the website.

- SMS callback - module that cooperates with the SMS operators. It also allows to create access number for SMS callback service using the mobile phone.

- IVR module - module responsible for playing back voice messages utilized by various services e.g. 2 stage dialing, account balance or IP PBX.

- Online Shop - module that allows to make payments using credit card or Paypal service.

- Reseller's module - web based system that allows resellers to create users accounts, manage them, manage the tariffs, and analyze the information on the traffic that is taking place etc.

- CallShop - windows based application that is to be installed in internet callshops, it gives real time information on connection status, the telephone number, time of the connection, its cost etc.

Each of the modules is mutually integrated what allows, for instance, Pc2Phone user to access, from this application, information on the history of calls made, price list or current account status. Also, from the same level, it is possible to add funds to the account or to utilize SMS Callback service. On the other hand, division into the separates modules allows adjusting the implementation of given services to the desired time frame.

For instance, Callback service, IVR, online payments or Reseller Module can be added at any time without disturbing the functionality of the system. Compatibility and simplicity of usage also refers to all the modules created by VoipSwitch company, what gives the provider the possibility of extending the range of services offered, or building on the services already utilized according to the existing clients' expectations and emerging of the new technologies.

Plan of Operation

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

w	In the third quarter of 2007 we anticipate a boost in sales through all our products. Revenues for the projected year should reach approximately $0.5 million.

We will prepare and execute a marketing plan to increase our member base. We anticipate that in the third quarter of 2007, a comprehensive marketing plan will be developed. We expect to spend approximately $15,000 on marketing monthly focusing primarily on the Voicesim product, adding our other features as a bonus. We intend to create folders with leaflets inserted comprising of all the Voiceserve products. Special offers will be available for subscribers enrolling for the complete range of the Voiceserve products.

In order to further increase our member base, we plan to offer online contests that encourage members to invite their friends to join the site.

w	In the fourth quarter of 2007 we expect to open satellite field offices in the middle east and Africa, thus increasing the customer base
w
By early 2008 we hope to hire programmers on a dedicated basis in order to execute our plans for further enhance IPTV which is the future in technology. We anticipate paying either an annual salary or hourly fee to dedicated programmers depending upon the workload required. We expect that we will require a minimum of $150,000 for programmers in 2008 to optimally implement our plans.

w	It is Voiceserve’s aim to amass a large subscription base thus increasing revenues and hence profitability.

We also plan on establishing satellite offices in Belgium, Holland, Israel, South Africa, Switzerland and USA. Each of these locations will have a local customer service number which will be forwarded to Voiceserve’s call centre. A call centre has been set up in Newcastle in the UK. In each of the Satellite offices there will be a manager who will control the local agents. The primary product being marketed is the Voiceserve SIM to be marketed to the traveler. Pilot schemes have indicated that the demand for such a sim is tremendous globally. We anticipate steady revenues from the sale of the SIM its constant usage, and the regular Voiceserve VOIP products.

Results of Operations for the Three Months Ended June 30, 2007 Compared to the Three Months Ended June 30, 2006

We had revenue of $77,032 for the three months ended June 30, 2007 and $47,857 for the three months ended June 30, 2006. Expenses for the three months ended June 30, 2007 increased to $46,795 from $38,324 for the three months ended June 30, 2006 representing an increase of $8,471. The increase is attributable to an increase in general and administrative expenses.

Results of Operations for the Twelve Months Ended December 31, 2006 Compared to the Twelve Months Ended December 31, 2005

We had revenue of $0 for the twelve months ended December 31, 2006 and for the period from inception December 9 until December 31, 2005. Expenses for the twelve months ended December 31, 2006 increased to $1,725 from $400 for the period from inception December 9 until December 31, 2005, representing an increase of $1,325. The increase is attributable to an increase in general and administrative expenses.

Liquidity and Capital Resources

As of June 30, 2007 we had $227,909 in cash. A substantial amount of cash will be required in order to grow operations over the next twelve months. Based upon our current cash we will not be able to meet our current expenses and will need additional capital. We intend to seek advice from investment professionals on how to obtain additional capital and believe that by being a public entity we will be more attractive to sources of capital. In addition, we will need to raise additional capital to continue our operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

Currently we have no material commitments for capital expenditures. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern

Critical Accounting Pronouncements

Our significant accounting policies are summarized in Note 2 of our financial statements included in our March 31, 2007 Form 10-KSB. (SEC File No. 000-51877).

We have adopted the following accounting standards. While all of these significant accounting policies impact our financial condition, our views of these policies are critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would have materially effected our results of operations, financial position or liquidity for the periods presented in this report.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Item 3.  Controls and Procedures

Evaluation of disclosure controls and procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of June 30, 2007. Based on this evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that our disclosure and controls are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure

Changes in internal controls

There were no changes (including corrective actions with regard to significant deficiencies or material weaknesses) in our internal controls over financial reporting that occurred during the quarter ended June 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at Cavendish House, 369 Burnt Oak Broadway Edgware, Middlesex HA8 5AW. Our telephone number is 44 208 136 6000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 20, 2007, pursuant to a Stock Purchase Agreement and Share Exchange between Voiceserve, Limited, a United Kingdom corporation, and us (the "Agreement"), we obtained all of the issued and outstanding shares of Voiceserve Limited for 20,000,000 shares issued to the Voiceserve Limited shareholders. The 20,000,000 shares of common stock were issued to in the following manner:

Aron Sandler	5,000,000
Alexander Ellison	3,375,000
Michael Bibelman	3,375,000
Mike Ottie	4,500,000
Andrew Millet	150,000
Pinchas Stefansky	225,000
Ansgar Felbar	1,125,000
Daphne Arnstein	1,125,000
Rachel Weisbart	1,125,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “VSRV.” As of October 1, 2007 the Company’s shares closing bid price was $1.00.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Holders

There are thirty-five (35) holders of our Common Stock. The issued and outstanding shares of our Common Stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plan Information

The following table sets forth certain information as of October 1, 2007, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
	_________________	_________________	_________________
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None
Plans approved by
Security holders

Equity compensation	None
Plans not approved
By security holders
Total

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended March 31, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning annual and long-term compensation of our new subsidiary, Voiceserve Limited, for their fiscal year ended March 31, 2007, and 2006 for their executive officers.

	Annual Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)

Aron Sandler,	2007	0	0	0	0	0	0	0		0
Chief Financial Officer	2006	0	0	0	0	0	0	0		0

Michael Bibelman,	2007	0	0	0	0	0	0	12,562	(1)	12,562
Chief Executive Officer	2006	0	0	0	0	0	0	14,865	(1)	14,865

Alexander Ellinson,	2007	0	0	0	0	0	0	34,943	(1)	34,943
Chairman of the Board & President	2006	0						51,046	(1)	51,046

Mike Ottie, Chief	2007	0	0	0	0	0	0	37,543	(1)	37,543
Operational Officer	2006	0	0	0	0	0	0	43,291	(1)	43,291

(1) Each of these individuals were paid consulting fees for services rendered to Voiceserve Limited.

Employment Agreements

We do not have any employment agreements in place with officers and/or directors.

ITEM 23. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders